LANDRY’S RESTAURANTS, INC. ANNOUNCES 2008 REVENUES

Houston, Texas (January, 26, 2009)

Landry’s Restaurants, Inc. (NYSE: LNY – News), announced today that revenues for 2008 are expected to be approximately $1.1 billion, comprised of $891.0 million for the restaurant and hospitality group which reflects $13.0 million in lost revenue as a result of Hurricane Ike and $253.0 million for the Golden Nugget. Same store sales for the year are expected to be a negative 2% when the Company reports its 2008 fourth quarter and full year results in March 2009, while 2008 adjusted EBITDA (Earnings before interest, income taxes, depreciation and amortization) is expected to be between $136.0 million and $138.0 million for the restaurant and hospitality group and between $62.0 million and $63.0 million for the Golden Nugget, excluding income and expenses associated with the terminated going private transaction, dispositions and the $430.0 million refinancing, which is expected to close in February 2009. Substantially, all of the Company’s operations in Galveston and Kemah are reopened with the final businesses expected to be opened before Valentine’s Day.

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant and gaming industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic and this press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Readers are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the occurrence of any event, change or other circumstances that could give rise to the Company’s inability to consummate the notes offering and the amendment and restatement of its bank credit facility or to obtain alternative financing to pay off its existing debt; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales and other risks described in the filings of the Company with the Securities and Exchange Commission, including but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta Chairman, President & C.E.O. Landry’s Restaurants, Inc. www.landrysrestaurants.com	or	Rick H. Liem Executive Vice President & C.F.O. Landry’s Restaurants, Inc. www.landrysrestaurants.com